EXHIBIT 99.1

NDCHEALTH ANNOUNCES PRICING AND INCREASE IN SIZE FOR REFINANCING PLAN

Atlanta, Georgia, November 19, 2002 — NDCHealth Corporation (NYSE: NDC) today reported pricing and an increase in size for its refinancing plan announced in October 2002. The company priced a private offering of $200 million aggregate principal amount of its 10 1/2% senior subordinated notes due 2012 and increased the size of the offering to $200 million from $175 million. NDCHealth also increased the size of its senior credit facility to $225 million from $200 million, which will consist of a $125 million six-year term loan and a five-year $100 million revolving credit facility. The company expects to close the offering and the credit facility prior to November 30, 2002.

     The senior subordinated notes are being offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. NDCHealth intends to offer to exchange the unregistered notes for substantially identical registered senior subordinated notes following the completion of the offering.

     NDCHealth intends to use the net proceeds from the offering, together with borrowings under the new credit facility, to: (i) redeem all of its outstanding 5% convertible subordinated notes due November 2003 for an aggregate redemption price of $144.8 million plus accrued and unpaid interest to the redemption date; (ii) repay all indebtedness outstanding under its existing revolving credit facility; and (iii) pay fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

     The senior subordinated notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities.

This press release contains forward-looking statements concerning NDCHealth’s future financing plans. The closing of the financing transactions discussed herein is subject to the satisfaction of customary conditions.

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